                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-46930


                            SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                            (TO PROSPECTUS DATED MAY 17, 2001)
                            PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 10, 2002

          PRINCIPAL PROTECTED NOTES

          UBS AG $ -- NOTES LINKED TO THE DOW JONES INDUSTRIAL AVERAGE(SM) DUE MAY -- , 2009

           Issuer:                        UBS AG

           Maturity Date:                 May  -- , 2009

           Coupon:                        We will not pay you interest during the term of the Notes.

           Linked Index:                  The return on the Notes is linked to the performance of the
                                          Dow Jones Industrial Average(SM) (the "Index").

           Principal Protection:          100% at maturity.

           Payment at Maturity:           We will pay you in cash the greater of:
                                          -- 100% of the principal amount of your Notes
                                          OR
                                          -- 100% of the principal amount of your Notes plus a
                                             supplemental redemption amount. The supplemental redemption amount will be based on any increase in the value of the
                                             Index, after reducing the value of the Index by an
                                             adjustment factor of  -- % per annum applied daily over
                                             the term of the Notes.
                                             For a further description of the manner in which the
                                             adjustment factor will be calculated and how your payment
                                             at maturity will be determined, see page S-1 and
                                             "Specific Terms of the Notes--Payment at Maturity"
                                             beginning on page S-20.

           Listing:                       UBS AG intends to apply to list the Notes on the American
                                          Stock Exchange.

           Booking Branch:                UBS AG, Jersey Branch

        SEE "RISK FACTORS" BEGINNING ON PAGE S-9 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                                            Underwriting    Proceeds to
                                         Price to Public      Discount        UBS AG
           Per Note
           Total

        UBS WARBURG            UBS PAINEWEBBER INC.

        Prospectus Supplement dated May  -- , 2002                [UBS LOGO]

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of things you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE NOTES AND WHAT ARE THEIR FEATURES?

+ POTENTIAL RETURN--The Notes are issued by UBS for investors who seek to participate in the potential appreciation of the Index, while protecting principal at maturity.

+  PRINCIPAL PROTECTION--100% at maturity.

+  PAYMENT AT MATURITY--We will pay you in cash the greater of:

    -- 100% of the principal amount of your Notes

              or

     -- 100% of the principal amount of your Notes, plus the supplemental redemption amount.

    The "supplemental redemption amount" for the Notes will equal:

                          adjusted ending value -- starting value
principal amount x   --------------------------------------------------
                                       starting value

    The "starting value" equals -- , the closing value of the Index on the trade date.

    The "ending value" will equal the average of the closing Index values on the five Index Business Days up to and including the final valuation date.

    The "annual adjustment factor" is a fixed percentage equal to -- % per year which will be applied daily over the entire term of the Notes. The cumulative effect of the annual adjustment factor is to reduce the ending value of the Index by -- %.

    The "adjusted ending value" will equal the ending value reduced by the cumulative effect of the annual adjustment factor applied over the term of the Notes.

    For the definition of an Index Business Day and a further description of how your payment at maturity will be determined, see "Specific Terms of the Notes--Payment at Maturity" beginning on page S-20.

+ NO INTEREST PAYMENTS--We will not pay you interest during the term of the Notes.

+ ANNUAL TAX DUE ON IMPUTED INCOME--While you will not receive any payments until maturity, you will be obligated to pay income tax at ordinary income rates on the Notes each year based on an estimated yield of the Notes determined under Treasury Regulations. Thus, assuming that the estimated yield with respect to the Notes is 5.5% and you are a calendar year taxpayer that is subject to a 39.1% marginal income tax rate with respect to the Notes, you will generally be required to pay between $22.51 and $29.52 in U.S. tax with respect to an investment of $1,000 in Notes in each complete year prior to maturity even though you will not receive any distributions with respect to your Notes in those years. This estimated yield is neither a prediction nor a guarantee of what the actual supplemental redemption amount will be, or that the actual supplemental redemption amount will even exceed zero. The specific tax consequences that are applicable to your ownership of the Notes may depend upon your specific circumstances. We urge you to review the discussion under "Supplemental Tax Considerations" beginning on page S-28 for a more comprehensive discussion of the tax consequences of ownership of the Notes.

+ EXCHANGE LISTING--UBS intends to apply to list the Notes on the American Stock Exchange.

SEE "EXAMPLES" ON PAGE S-4, "RETURN PROFILE AT MATURITY" ON PAGE S-7 AND "SPECIFIC TERMS OF THE NOTES" ON PAGE S-20.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-9.

+  MARKET RISKS

     - Your principal is only protected if you hold your Notes until maturity. If you sell your Notes prior to maturity, you may have to sell them at a discount to the principal amount. You should be willing to hold the Notes to maturity.

     - Your investment in the Notes may not perform as well as an investment in a security whose return is based solely on the value of the Index.

     - You will not earn a return on your investment at maturity unless the Index appreciates by more than -- %. This will be true even if the Index appreciates by more than -- % at some time during the life of the Notes but does not exceed the starting value by -- % at maturity.

     - The return on your Notes may not reflect the return you would realize if you had purchased a fixed income investment of a comparable maturity paying a market rate of interest that was issued by a company with a comparable credit rating. For example, the current annualized return on a comparable seven year note issued by UBS would be approximately 5.5%, which would result in a total return at maturity of 46.2%, assuming semiannual compounding, on the comparable note.

     - The return on your Notes will not reflect the return you would realize if you actually owned the stocks included in the Index and received the dividends paid on those stocks because of: (1) the cumulative effect of the reduction caused by the annual adjustment factor and (2) the value of the Index is calculated without taking into consideration the value of dividends paid on the stocks included in the Index.

+  LIQUIDITY

     - There may be little or no secondary market for the Notes. While UBS Warburg LLC and UBS PaineWebber Inc. intend to make a market in the Notes, they are not required to do so and may stop making a market at any time.

ARE THE NOTES THE RIGHT INVESTMENT FOR YOU?

The Notes may be a suitable investment for you if:

+ You seek an investment linked to the performance of the Index that will protect your principal at maturity and offer the possibility of a positive return.

+ You believe that the adjusted ending value of the Index will be substantially higher than the starting value.

The Notes may not be a suitable investment for you if:

+ You believe that the adjusted ending value of the Index will not substantially exceed the starting value.

+ You prefer the lower risk and therefore accept the potentially lower returns of traditional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

+  You seek current income.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

+ In the opinion of our counsel, Sullivan & Cromwell, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield of the Notes, even though you will not receive any payments from us until maturity. You will be subject to this treatment because the Notes will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, we will determine on the trade date this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning Notes. This estimated yield is neither a prediction nor a guarantee of what the actual supplemental redemption amount will be, or that the actual supplemental redemption amount will even exceed zero.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-28.

                                                                            S-f3

EXAMPLE 1

In this example, we assume that the adjusted ending value of the Index is below the starting value. This would result in a return of the principal amount of the Notes only.

 HYPOTHETICAL ASSUMPTIONS:
--------------------------------------------------------------------------------

 Principal amount:                 $1,000

 Annual adjustment factor:         2.35%

 Starting value of Index:          10,000

 Ending value of Index:            7,500

 Adjusted ending value of Index:   6,361.50   (7,500 reduced by 15.18%, which is the
                                   cumulative effect of the annual adjustment factor)

--------------------------------------------------------------------------------

 CALCULATIONS:
--------------------------------------------------------------------------------

 Payout at maturity (greater       Principal amount
   of):
                                           OR



                                   Principal amount + supplemental redemption amount

                                                            adjusted ending value - starting value
 Supplemental redemption amount:   Principal amount X  (    --------------------------------------  )
                                                                        starting value

 Payout at maturity (greater       Principal amount:                               $1,000.00
   of):
                                           OR


                                   $1,000 + $1,000 X  (    6,361.50 - 10,000  )      $636.15
                                                           -----------------
                                                                10,000

 Investor receives $1,000 at maturity (0% total return on investment in the Notes).

EXAMPLE 2

In this example, we assume that the adjusted ending value of the Index is above the starting value. This would result in a return of the principal amount of the Notes plus the supplemental redemption amount.

 HYPOTHETICAL ASSUMPTIONS:
--------------------------------------------------------------------------------

 Principal amount:                 $1,000

 Annual adjustment factor:         2.35%

 Starting value of Index:          10,000

 Ending value of Index:            22,500

 Adjusted ending value of Index:   19,084.50            (22,500 reduced by 15.18%, which is the
                                                        cumulative effect of the annual
                                                        adjustment factor)

--------------------------------------------------------------------------------

 CALCULATIONS:
--------------------------------------------------------------------------------

 Payout at maturity (greater of):   Principal amount

                                            OR

                                    Principal amount + supplemental redemption amount

                                                             adjusted ending value - starting value
 Supplemental redemption amount:    Principal amount X  (    --------------------------------------  )
                                                                         starting value

 Payout at maturity (greater of):   Principal amount:                                $1,000.00

                                            OR

                                    $1,000 + $1,000 X  (    19,084.50 - 10,000  )    $1,908.45
                                                            ------------------
                                                                  10,000

Investor receives $1,908.45 at maturity (91% total return on investment in the Notes, or a 9.5% annualized pre-tax return).

EXAMPLE 3

In this example, we assume that the ending value of the Index is above the starting value. However, the adjusted ending value falls below the starting value, resulting in a return of the principal amount of the Notes only.

 HYPOTHETICAL ASSUMPTIONS:
--------------------------------------------------------------------------------

 Principal amount:                 $1,000

 Annual adjustment factor:         2.35%

 Starting value of Index:          10,000

 Ending value of Index:            11,000

 Adjusted ending value of Index:   9,330.20             (11,000 reduced by 15.18%, which is the
                                                        cumulative effect of the annual
                                                        adjustment factor)

--------------------------------------------------------------------------------

 CALCULATIONS:
--------------------------------------------------------------------------------

 Payout at maturity (greater       Principal amount
   of):
                                           OR

                                   Principal amount + supplemental redemption amount

                                                            adjusted ending value - starting value
 Supplemental redemption amount:   Principal amount X  (    --------------------------------------  )
                                                                        starting value

 Payout at maturity (greater       Principal amount:                               $1,000.00
   of):
                                           OR
                                                           9,330.20 - 10,000
                                   $1,000 + $1,000 X  (    -----------------  )     $933.02
                                                                10,000


 Investor receives $1,000 at maturity (0% total return on investment in the Notes).

RETURN PROFILE AT MATURITY

The hypothetical return profile at maturity of the Notes versus the Index is presented in the table and graph below. This analysis assumes Index performance from -100% to 200%.
--------------------------------------------------------------------------------
 ASSUMPTIONS
--------------------------------------------------------------------------------

Underlying Index                    Dow Jones Industrial Average(SM)
Starting Value of the Index         10,000
Principal Protection                100%
Annual Adjustment Factor            2.35%
Cumulative Effect of Annual
  Adjustment Factor                 15.18%
Term of Notes                       7 years
Principal Amount                    $1,000
Dividend Yield on Stocks in Index   1.76%

                            TABLE OF RETURN PROFILE

                                                                                       PRETAX
                                                                      PRETAX         ANNUALIZED
                                                                    ANNUALIZED     RATE OF RETURN
                           ADJUSTED     PAYMENT                   RATE OF RETURN      ON STOCKS
  ENDING                 ENDING INDEX      AT      TOTAL RETURN       ON THE         INCLUDED IN
INDEX VALUE   % CHANGE     VALUE(a)     MATURITY     ON NOTES        NOTES(b)      THE INDEX(b)(c)
-----------   --------   ------------   --------   ------------   --------------   ---------------
  30,000         200%       25,446       $2,545        155%            13.8%             17.6%
  28,000         180%       23,750       $2,375        138%            12.7%             16.5%
  26,000         160%       22,053       $2,205        121%            11.6%             15.4%
  24,000         140%       20,357       $2,036        104%            10.4%             14.2%
  22,000         120%       18,660       $1,866         87%             9.1%             12.9%
  20,000         100%       16,964       $1,696         70%             7.7%             11.5%
  18,000          80%       15,268       $1,527         53%             6.1%             10.0%
  16,000          60%       13,571       $1,357         36%             4.4%              8.3%
  14,000          40%       11,875       $1,188         19%             2.5%              6.3%
  11,790          18%       10,000       $1,000          0%             0.0%              3.9%
  10,000           0%        8,482       $1,000          0%             0.0%              1.7%
   8,000         -20%        6,786       $1,000          0%             0.0%             -1.3%
   6,000         -40%        5,089       $1,000          0%             0.0%             -5.1%
   4,000         -60%        3,393       $1,000          0%             0.0%            -10.1%
   2,000         -80%        1,696       $1,000          0%             0.0%            -17.8%
       0        -100%            0       $1,000          0%             0.0%            -36.5%

(a) The adjusted ending values in this column are approximately 15.18% less than the ending values as a result of the application of the assumed annual adjustment factor of 2.35% over the term of the Notes.

(b) The annualized rates of return in the preceding table are calculated on a semi-annual bond equivalent basis.

(c) The dividend yield of the stocks in the Index is assumed to be 1.76% per year over the term of the Notes. Dividends are assumed paid at the end of each quarter assuming the Index increases or decreases by the same amount each quarter from the starting value of the Index to the assumed ending value.

STEPS TO CALCULATE PAYMENT AT MATURITY PER NOTE:

1) DETERMINE ENDING VALUE OF THE INDEX (assume 24,000 for this example):

   The average of the closing values of the Index on the five Index Business Days up to and including the final valuation date.

2) CALCULATE ADJUSTED ENDING VALUE OF THE INDEX:

   24,000 REDUCED BY THE CUMULATIVE EFFECT OF THE 2.35% ANNUAL ADJUSTMENT
   FACTOR.

   24,000 - (24,000 X 15.18%) = 24,000 - 3,643.20 = 20,356.80
                                                    =========

3) CALCULATE SUPPLEMENTAL REDEMPTION AMOUNT:

                      adjusted ending value - starting value
  Principal amount X  --------------------------------------

                                  starting value

            20,356.80 - 10,000
  $1,000 X  ------------------   =   $1,035.68
                  10,000             ---------
                                     ---------

4) CALCULATE PAYMENT AT MATURITY:

   Principal amount + supplemental redemption amount

  $1,000 +  $1,035.68   =   $2,035.68
                            ---------
                            ---------

  You receive $2,035.68 at maturity.

  This represents a 10% annualized return and a 104% total return.

Set forth below is a graph of return profile.
GRAPH

200                                                                               154
190                                                                               146
180                                                                               137
170                                                                               129
160                                                                               121
150                                                                               112
140                                                                               104
130                                                                                95
120                                                                                87
110                                                                                78
100                                                                                70
90                                                                                 61
80                                                                                 53
70                                                                                 44
60                                                                                 36
50                                                                                 27
40                                                                                 19
30                                                                                 10
18                                                                                  0
10                                                                                  0
0                                                                                   0
-10                                                                                 0
-20                                                                                 0
-30                                                                                 0
-40                                                                                 0
-50                                                                                 0
-60                                                                                 0
-70                                                                                 0
-80                                                                                 0
-90                                                                                 0
-100                                                                                0

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to the performance of the Index. Investing in the Notes is NOT equivalent to investing directly in the Index or in the stocks of the companies that comprise the Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOUR PRINCIPAL IS ONLY PROTECTED IF YOU HOLD THE NOTES TO MATURITY

If you sell your Notes in the secondary market prior to maturity you may have to do so at a discount from the principal amount, and as a result you may suffer losses. The principal amount of your Notes is only protected if you hold your Notes to maturity.

THE MARKET PRICE OF STOCKS INCLUDED IN THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES

The Index at any time generally reflects the price changes of companies included in the Index. The stock prices of some of the companies included in the Index have been and may continue to be volatile. The stock prices could be, at any given time, subject to wide price fluctuations in response to a variety of factors, including the following:

+  general market fluctuations and economic conditions,

+  actual or anticipated variations in the operating results of such companies,

+  changes in the dividends or dividend policies of such companies,

+ announcements of technological innovations or new services offered by competitors of such companies,

+  changes in financial estimates for such companies by securities analysts,

+ regulatory or legal developments, including significant litigation matters, affecting such companies or affecting the industries in which they operate,

+ announcements by competitors of such companies of significant acquisitions, strategic partnerships, joint ventures or capital commitments,

+ the perception by the market of the accuracy of financial information that is available regarding such companies, and

+  departures of key personnel of such companies.

Your Notes may trade differently than the stocks included in the Index. Changes in the market price of the stocks included in the Index may not result in comparable changes in the market value of your Notes.

THE RETURN ON YOUR NOTES MAY BE LIMITED TO THE REPAYMENT OF YOUR PRINCIPAL. THIS COULD BE THE CASE EVEN IF THE INDEX RISES MODESTLY OVER THE TERM OF THE NOTES

You will not earn a return on your investment at maturity unless the Index appreciates by more than -- %. This will be true even if the Index appreciates by more than -- % at some time during the term of the Notes but does not exceed the starting value by -- % at maturity. The return on your Notes may not reflect the return you would have realized if you had purchased a fixed income investment of a comparable maturity paying a market rate of interest that was issued by a company with a comparable

RISK FACTORS
--------------------------------------------------------------------------------

credit rating. For example, the current annualized return on a comparable seven year note issued by UBS would be approximately 5.5%, which would result in a total return at maturity of 46.2%, assuming semiannual compounding, on the comparable note.

YOU WILL NOT RECEIVE THE SAME RETURN ON YOUR NOTES THAT YOU WOULD RECEIVE BY OWNING THE STOCKS INCLUDED IN THE INDEX OR A SECURITY DIRECTLY LINKED TO THE PERFORMANCE OF THE INDEX

The return on your Notes will not reflect the return you would realize if you actually owned the stocks included in the Index or a security directly linked to the performance of the Index because:

 -- the cumulative effect of the annual adjustment factor will reduce the ending value of the Index; and

 -- the value of the Index is calculated by reference to the prices of the stocks included in the Index without taking into consideration the value of dividends paid on those stocks.

If the value of the Index has increased at maturity, your gain, if any, will be less than the return on the Index.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. Although UBS intends to apply to list the Notes on the American Stock Exchange, it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Warburg LLC, UBS PaineWebber Inc. and other affiliates of UBS intend to make a market for the Notes, although we and they are NOT required to do so. UBS Warburg LLC, UBS PaineWebber Inc. or any other affiliate of UBS may stop making a market in the Notes at any time.

As a result, if you sell your Notes before maturity, you may have to do so at a discount from the issue price and you may suffer losses.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of the Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent determines the amount to be paid to you at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. WE EXPECT THAT GENERALLY THE VALUE OF THE INDEX AND THE FREQUENCY AND MAGNITUDE OF CHANGES IN THE VALUE OF THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES MORE THAN ANY OTHER SINGLE FACTOR. Other factors that may influence the market value of the Notes include, but are not limited to:

 --  interest rates in the market;

 --  supply and demand for the Notes;

 -- economic, financial, political, regulatory, judicial or other events that affect stock markets generally and the value of the Index; and

 --  our creditworthiness.

These factors, among others, may influence the price you will receive if you sell your Notes prior to maturity. See also "Valuation of the Notes" on page S-19.

RISK FACTORS
--------------------------------------------------------------------------------

YOU WILL BE REQUIRED TO PAY TAXES ON THE NOTES EACH YEAR

If you are a U.S. person, you generally will be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield for the Notes, even though you will not receive any payments from us until maturity. The estimated yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the Notes will be taxed as ordinary interest income. If you purchase the Notes at a time other than the original issuance date, the tax consequences to you may be different.

For further information, you should refer to "Supplemental Tax Considerations" beginning on page S-28.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON YOUR NOTES

You will not receive interest payments on your Notes. Even if the value of the Index has appreciated, the return you earn on your Notes may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging," we or our affiliates may hedge our obligations under the Notes by purchasing options or futures on the Index or other derivative instruments with returns linked to or related to changes in the value of the Index. We may adjust any such hedges by, among other things, purchasing or selling any of the foregoing at any time and from time to time. Although they are not expected to, any of these hedging activities may adversely affect the value of the Index and, therefore, the market value of the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Notes may decline.

We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the value of the Index and, therefore, the market value of the Notes. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of the Notes.

UBS Warburg LLC, UBS PaineWebber Inc. and other affiliates of UBS also currently intend to make a secondary market in the Notes. As market makers, UBS Warburg LLC, UBS PaineWebber Inc. or other affiliates of UBS may, by trading the Notes, become long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the market value of the Notes.

BUSINESS ACTIVITIES BY UBS MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

We or our affiliates may, at present or in the future, engage in trading activities related to the Index that are not for the account of holders of the Notes or on their behalf. These activities may present a conflict between our or our affiliates' obligations and your interests as a holder of the Notes. Moreover, we or one or more of our affiliates have published, and may in the future publish, research reports on the equity markets generally or on one or more of the issuers of securities in the Index. This

RISK FACTORS
--------------------------------------------------------------------------------

research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the value of the Index and, therefore, the market value of the Notes.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH DOW JONES AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION

We and our affiliates are not affiliated with Dow Jones & Company, Inc. ("Dow Jones") in any way (except for licensing arrangements discussed below in "Historical Performance of the Index") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Dow Jones is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or Dow Jones contained in this prospectus supplement. YOU, AS AN INVESTOR IN THE NOTES, SHOULD MAKE YOUR OWN INVESTIGATION INTO THE INDEX AND DOW JONES.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Warburg LLC, will serve as the calculation agent. UBS Warburg LLC will, among other things, determine the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-24. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred at the time of calculation. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

CHANGES THAT AFFECT THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY

The policies of Dow Jones concerning the calculation of the Index will affect the value of the Index and, therefore, will affect the market value of the Notes and the amount payable at maturity. If Dow Jones discontinues or suspends calculation or publication of the Index it may become difficult to determine the market value of the Notes or the amount payable at maturity. If this occurs, the calculation agent will determine the value of the Notes in its sole discretion. As a result, the calculation agent's determination of the value of the Notes will affect the amount you will receive at maturity. In addition, if Dow Jones discontinues or suspends calculation of the Index at any time prior to the final valuation date and a successor index is not available or is not acceptable to the calculation agent in its sole discretion, then the calculation agent will determine the amount payable on the maturity date by reference to a group of stocks and a computation methodology that the calculation agent determines in its sole discretion will as closely as reasonably possible replicate the Index. The value of the Index is only one of the factors that will affect this determination and the value of the Notes prior to maturity. See "Valuation of the Notes" on page S-19.

RISK FACTORS
--------------------------------------------------------------------------------

THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS AT ANY TIME DURING THE FIVE INDEX BUSINESS DAYS UP TO AND INCLUDING THE FINAL VALUATION DATE

If the calculation agent determines that a market disruption event has occurred or is continuing at any time during the five Index Business Days up to and including the final valuation date, the final valuation date will be postponed until the occurrence of five business days on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will use the ending value on the next Index Business Day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten Index Business Days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten Index Business Days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the ending value is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate based on its assessment, made in its sole discretion, of the ending value that would have prevailed in the absence of the market disruption event or such other reason. See "Specific Terms of the Notes--Market Disruption Event" on page S-22.

--------------------------------------------------------------------------------

HISTORICAL PERFORMANCE OF THE INDEX

UBS has derived all information regarding the Index contained in this prospectus supplement from publicly available information. That information reflects the policies of, and is subject to change by, Dow Jones. Dow Jones owns the copyright and all other rights to the Index. Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Index. We do not assume any responsibility for the accuracy or completeness of such information.

THE DOW JONES INDUSTRIAL AVERAGE(SM)

Unless otherwise stated, all information herein on the Index is derived from Dow Jones or other publicly available sources. This information reflects the policies of Dow Jones as stated in the publicly available sources and the policies are subject to change by Dow Jones. Dow Jones is under no obligation to continue to publish the Index and may discontinue publication of the Index at any time.

STATED OBJECTIVE

The Index is a benchmark of performance for leading companies in the U.S. stock market. The Index consists of 30 "blue-chip" U.S. stocks, although this has not always been the case. The number of stocks in the Index was 12 in 1896, rose to 20 in 1916, then to 30 in 1928, and has been at that level ever since.

CALCULATION METHODOLOGY

The Index is calculated by adding up the prices of the 30 constituent stocks and dividing the total by a divisor. The divisor is now an arbitrary number that reflects adjustments over time resulting from spin-offs, stock splits, stock dividends and other corporate actions, as well as additions and deletions to the Index. The adjustments to the divisor also allow the Index calculation to remain comparable over time.

INDEX MANAGEMENT & MAINTENANCE

According to Dow Jones, the composition of the Index is determined at the discretion of the editors of The Wall Street Journal. There are no pre-determined criteria except that components should be established U.S. companies that are leaders in their industries. The Index is not limited to traditionally defined industrial stocks. Instead, the Index serves as a measure of the entire U.S. market, covering such diverse industries as financial services, technology, retail, entertainment and consumer goods.

For the sake of continuity, changes to the composition of the Index are rare, and generally occur only after corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire Index is reviewed by the editors of The Wall Street Journal. As a result, multiple component changes are often implemented simultaneously.

HISTORICAL PERFORMANCE OF THE INDEX
--------------------------------------------------------------------------------

BELOW IS A BREAKDOWN OF THE STOCKS INCLUDED IN THE INDEX BY INDUSTRY GROUP AS OF THE CLOSE OF MARKET ON MAY 1, 2002

                                                                WEIGHT IN
                                                                   THE
STOCKS INCLUDED IN THE INDEX - BREAKDOWN BY INDUSTRY            INDEX(1)
---------------------------------------------------------------------------
CONSUMER DISCRETIONARY
  Eastman Kodak Company.....................................        2.2%
  General Motors Corporation................................        4.5%
  The Home Depot, Inc. .....................................        3.2%
  McDonald's Corporation....................................        2.0%
  The Walt Disney Company...................................        1.7%
  Wal-Mart Stores, Inc. ....................................        3.9%
                                                                  -----
          Total.............................................       17.5%
CONSUMER STAPLES
  The Coca-Cola Company.....................................        4.0%
  Philip Morris Companies Inc. .............................        3.8%
  The Procter & Gamble Company..............................        6.3%
                                                                  -----
          Total.............................................       14.1%
ENERGY
  Exxon Mobil Corporation...................................        2.8%
                                                                  -----
          Total.............................................        2.8%
FINANCIAL
  American Express Company..................................        2.9%
  Citigroup Inc. ...........................................        3.0%
  J.P. Morgan Chase & Co. ..................................        2.4%
                                                                  -----
          Total.............................................        8.3%
HEALTH CARE
  Johnson & Johnson.........................................        4.4%
  Merck & Co., Inc. ........................................        3.8%
                                                                  -----
          Total.............................................        8.2%
INDUSTRIAL
  3M Company................................................        8.6%
  The Boeing Company........................................        3.1%
  Caterpillar Inc. .........................................        3.7%
  General Electric Company..................................        2.2%
  Honeywell International Inc. .............................        2.5%
  United Technologies Corporation...........................        4.9%
                                                                  -----
          Total.............................................       25.0%
MATERIALS
  Alcoa Inc.................................................        2.3%
  E. I. du Pont de Nemours and Company......................        3.1%
  International Paper Company...............................        2.9%
                                                                  -----
          Total.............................................        8.3%

HISTORICAL PERFORMANCE OF THE INDEX
--------------------------------------------------------------------------------

                                                                WEIGHT IN
                                                                   THE
STOCKS INCLUDED IN THE INDEX - BREAKDOWN BY INDUSTRY            INDEX(1)
---------------------------------------------------------------------------
TECHNOLOGY
  Hewlett-Packard Company...................................        1.2%
  Intel Corporation.........................................        2.0%
  International Business Machines Corporation...............        5.8%
  Microsoft Corporation.....................................        3.6%
                                                                  -----
          Total.............................................       12.6%
TELECOMMUNICATIONS
  AT&T Corp.................................................        1.0%
  SBC Communications Inc. ..................................        2.2%
                                                                  -----
          Total.............................................        3.2%
Index Total.................................................      100.0%

---------------
Source: Bloomberg

(1) Industry totals may be less than or greater than the amounts stated due to the rounding of individual weights.

HISTORICAL DATA ON THE INDEX

The following table sets forth the closing value of the Index at the end of each quarter, in the period from March 1979 through March 2002. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the closing value of the Index during any period set forth below is not any indication that the Index is more or less likely to increase or decline at any time during the term of the Notes.

                                              MARCH        JUNE       SEPTEMBER    DECEMBER
                                            ---------    ---------    ---------    ---------
1979......................................     862.18       841.98       878.58       838.74
1980......................................     785.75       867.92       932.42       963.98
1981......................................   1,003.87       976.87       849.98       875.00
1982......................................     822.77       811.94       896.25     1,046.55
1983......................................   1,130.03     1,221.95     1,233.12     1,258.64
1984......................................   1,164.89     1,132.41     1,206.70     1,211.56
1985......................................   1,266.78     1,335.46     1,328.63     1,546.67
1986......................................   1,818.61     1,892.72     1,767.58     1,895.95
1987......................................   2,304.70     2,418.50     2,596.30     1,938.80
1988......................................   1,988.06     2,141.71     2,112.70     2,168.60
1989......................................   2,293.62     2,440.06     2,692.82     2,753.20
1990......................................   2,707.21     2,880.69     2,452.48     2,633.66
1991......................................   2,913.86     2,906.75     3,016.77     3,168.83
1992......................................   3,235.47     3,318.52     3,271.66     3,301.11
1993......................................   3,435.11     3,516.08     3,555.12     3,754.09
1994......................................   3,635.96     3,624.96     3,843.19     3,834.44
1995......................................   4,157.69     4,556.10     4,789.08     5,117.12
1996......................................   5,587.14     5,654.63     5,882.17     6,448.27
1997......................................   6,583.48     7,672.79     7,945.26     7,908.25

HISTORICAL PERFORMANCE OF THE INDEX
--------------------------------------------------------------------------------

                                              MARCH        JUNE       SEPTEMBER    DECEMBER
                                            ---------    ---------    ---------    ---------
1998......................................   8,799.81     8,952.02     7,842.62     9,181.43
1999......................................   9,786.16    10,970.80    10,336.95    11,497.12
2000......................................  10,921.92    10,447.89    10,650.92    10,786.85
2001......................................   9,878.78    10,502.40     8,847.56    10,021.50
2002......................................  10,403.94            *

* The closing value of the Index on May 8, 2002 was 10,141.83.
---------------
Source: Bloomberg

The following graph sets forth the historical performance of the Index daily from February 1, 1979 through May 8, 2002. The vertical axis has a range of numbers from 0 to 12,000 in increments of 2,000. The horizontal axis has a range of dates over the same period.

(GRAPH)
---------------
Source: Bloomberg

     PAST MOVEMENTS OF THE INDEX ARE NOT INDICATIVE OF FUTURE INDEX VALUES.

HISTORICAL PERFORMANCE OF THE INDEX
--------------------------------------------------------------------------------

We have entered into a non-exclusive license agreement with Dow Jones, which grants us a license in exchange for a fee to use the Index in connection with the issuance of certain securities, including the Notes.

"Dow Jones", "Dow Jones Industrial Average(SM)" and "DJIA(SM)" are service marks of Dow Jones & Company, Inc. Dow Jones has no relationship to UBS, other than the licensing of the Dow Jones Industrial Average (DJIA) and its service marks for use in connection with the Notes.

DOW JONES DOES NOT:

- Sponsor, endorse, sell or promote the Notes.

- Recommend that any person invest in the Notes or any other financial products.

- Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.

- Have any responsibility or liability for the administration, management or marketing of the Notes.

- Consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the DJIA or have any obligation to do so.

DOW JONES WILL NOT HAVE ANY LIABILITY IN CONNECTION WITH THE
NOTES.  SPECIFICALLY,

- DOW JONES DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, AND DOW JONES DISCLAIMS ANY WARRANTY ABOUT:

- THE RESULTS TO BE OBTAINED BY THE NOTES, THE OWNER OF THE NOTES OR ANY OTHER PERSON IN CONNECTION WITH THE USE OF THE DJIA AND THE DATA INCLUDED IN THE DJIA;

- THE ACCURACY OR COMPLETENESS OF THE DJIA OR ITS DATA;

- THE MERCHANTABILITY AND THE FITNESS FOR A PARTICULAR PURPOSE OR USE OF THE DJIA OR ITS DATA;

- DOW JONES WILL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS IN THE DJIA OR ITS DATA;

- UNDER NO CIRCUMSTANCES WILL DOW JONES BE LIABLE FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF DOW JONES KNOWS THAT THEY MIGHT OCCUR.

THE LICENSING RELATING TO THE USE OF THE INDEXES AND TRADEMARKS REFERRED TO ABOVE BY UBS IS SOLELY FOR THE BENEFIT OF UBS, AND NOT FOR ANY OTHER THIRD PARTIES.

--------------------------------------------------------------------------------

VALUATION OF THE NOTES

AT MATURITY.

At maturity, we will pay you in cash the greater of:

    --    100% of the principal amount of your Notes

               or

    --    an amount equal to:

       100% of the principal amount of your Notes, plus the supplemental redemption amount.

The "supplemental redemption amount" for the Notes will be determined by the calculation agent and will equal:

                                               adjusted ending value -- starting value
                 principal amount x
                                        ------------------------------------------------------
                                                            starting value

For a discussion of these terms and the manner in which your payment at maturity will be determined, see "Specific Terms of the Notes--Payment at Maturity".

PRIOR TO MATURITY. The market value of the Notes will be affected by a number of interrelated factors including, but not limited to, supply and demand, the value and volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. You should understand that the market value of the Notes is driven by a range of interrelated factors and that while the value and volatility of the Index are important variables, they cannot be used as the sole measures to approximate the value of this investment. You should not use any single variable to approximate the value of this investment.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of Notes We May Offer--Legal Ownership of Notes" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to public and net proceeds to UBS on the front cover relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

PAYMENT AT MATURITY

We will pay you in cash the greater of:

    --    100% of the principal amount of your Notes

                 or

    --    an amount equal to:

        100% of the principal amount of your Notes, plus a supplemental redemption amount. The supplemental redemption amount will be based on any increase in the value of the Index, after reducing the value of the Index by an adjustment factor of -- % per annum applied daily over the term of the Notes.

The "supplemental redemption amount" for the Notes will equal:

                                                adjusted ending value--starting value
                       principal amount x
                                              ------------------------------------------
                                                            starting value

The "starting value" equals -- , the closing value of the Index on the trade date.

The "ending value" will equal the average of the closing Index values on the five Index Business Days up to and including the final valuation date.

The "annual adjustment factor" is a fixed percentage equal to -- % per year which will be applied daily over the entire term of the Notes. We will reduce the value of the Index by this percentage on a

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

pro-rata basis on a 365-day year applied over the entire term of the Notes. The cumulative effect of the annual adjustment factor is to reduce the ending value of the Index by -- %.

The "adjusted ending value" will equal the ending value reduced by the cumulative effect of the annual adjustment factor applied over the term of the Notes.

The following steps illustrate the method used to calculate the cumulative effect of the annual adjustment factor on the ending index value:

  1) CONVERT THE ANNUAL ADJUSTMENT FACTOR TO A DAILY EQUIVALENT ASSUMING A 2.35% ANNUAL ADJUSTMENT FACTOR FOR THIS EXAMPLE.

                                            2.35% annual adjustment factor     .006438356%
                      Daily Equivalent =                                   =  ---------------
                                            ------------------------------
                                                       365 days

  2) DETERMINE THE NUMBER OF DAYS DURING THE SEVEN YEAR TERM OF THE NOTES.

          (7 years x 365 days) + 2 days for leap years = 2,557 DAYS

  3) CALCULATE THE COMPOUNDED EFFECT OF THE DAILY EQUIVALENT ON THE INDEX.

          (1 - daily equivalent) (Number of Days) =

                           2,557
          (1 - .006438356%)      = 84.82%

  4) APPLY THE COMPOUNDED EFFECT OF THE DAILY EQUIVALENT TO THE ENDING VALUE OF THE INDEX.

          Index ending value x 84.82% = Adjusted ending value

Therefore the cumulative effect of the annual adjustment factor is to reduce the ending index value by:

          (1 - 84.82%) = 15.18%

The "calculation period" means the five Index Business Days up to and including the final valuation date. The value of the Index will be averaged during the calculation period to determine the ending value.

An "Index Business Day" means any day on which the AMEX and the NYSE are open for trading and the Index or any successor index is calculated and published.

MATURITY DATE

The maturity date will be May -- , 2009 unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date referred to below, then the maturity date will be the third business day following the final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events below under "--Market Disruption Event."

FINAL VALUATION DATE

The final valuation date will be the third Index Business Day prior to May -- , 2009, unless the calculation agent determines that a market disruption event occurs or is continuing at any time during the calculation period. In that event, the final valuation date will be the next Index Business Day following the occurrence of five business days on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

date be postponed more than ten business days, as described below under "--Market Disruption Event."

MARKET DISRUPTION EVENT

As described above, we will calculate the amount you receive at maturity based on the supplemental redemption amount. If a market disruption event occurs or is continuing on any business day during the calculation period, then the calculation agent will use the closing value on the first Index Business Day following the occurrence of five business days on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten Index Business Days.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or has occurred at any time during the calculation period, that day will nevertheless be the final valuation date or the extended final valuation date, as the case may be. If it is not possible to determine the ending value at that time, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the ending value that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event if, in the opinion of the calculation agent, the event materially affects the Index:

 -- a suspension, absence or material limitation of trading in a material number of securities included in the Index for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

 -- a suspension, absence or material limitation of trading in futures, option contracts or exchange-traded funds relating to the Index in the primary market for those instruments for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

 -- the Index is not published, as determined by the calculation agent in its sole discretion or, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

 -- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

 -- a decision to permanently discontinue trading in the option contracts relating to the Index.

For this purpose, an "absence of trading" in the primary securities market on which option contracts related to the Index are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

DISCONTINUANCE OR MODIFICATION OF THE INDEX

If Dow Jones discontinues publication of the Index and it or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the amount payable on the maturity date by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index, or that the level of the Index is not available on the final valuation date because of

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

a market disruption event or for any other reason, the calculation agent will determine the amount payable on the maturity date by reference to a group of stocks and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index, the stocks comprising the Index or the method of calculating the Index has been changed at any time in any respect that causes the Index not to fairly represent the value of the Index had such changes not been made, then the calculation agent may make adjustments in the Index or the method of calculating the Index that it believes are appropriate to ensure that the ending value used to determine the amount payable on the maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the Index may be made by the calculation agent in its sole discretion.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Notes We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

 -- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

 -- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

 --  no quotation of the kind referred to above is obtained, or

 -- every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

 -- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

 -- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the attached prospectus.

MODIFIED BUSINESS DAY

As described in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

The calculation agent will make all determinations regarding the value of the Notes at maturity, the adjusted ending value, market disruption events, Index Business Days, the default amount and the

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of the Notes. We may change the calculation agent after the original issue date without notice.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and listed and/or over-the-counter options on the Index prior to and on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

 --  acquire or dispose of securities of companies included in the Index,

 -- take or dispose of positions in listed or over-the-counter options or other instruments based on the value of the Index,

 -- take or dispose of positions in listed or over-the-counter options or other instruments based on the value of other similar market indices, or

 --  any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of instruments based on indices designed to track the performance of the Index or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" beginning on page S-9 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2002 (UNAUDITED)                                CHF         USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt

  Debt issued(1)............................................  155,251    92,527
                                                              -------   -------
  Total Debt................................................  155,251    92,527
Minority Interest(2)........................................    4,116     2,453
Shareholders' Equity........................................   44,769    26,682
                                                              -------   -------
Total capitalization........................................  204,136   121,662
                                                              =======   =======

---------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.59598307.

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of Sullivan & Cromwell, the Notes will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

On the trade date, we will determine the comparable yield. Assuming a comparable yield on the trade date equal to 5.5% per annum, compounded semiannually, with a projected payment at maturity of $1,462 based on an investment of $1,000, if you are an initial holder that holds the Note until maturity and you pay your taxes on a calendar year basis, you would be required to pay taxes on the following amounts of ordinary income from the Note each year: $32.37 in 2002, $57.56 in 2003, $60.77 in 2004, $64.16 in 2005, $67.64 in 2006, $71.51 in 2007, $75.50 in
2008, and $32.39 in 2009. However, in 2009, the amount of ordinary income that you would be required to pay taxes on from owning each Note may be greater or less than $32.39, depending upon the payment at maturity you receive. Also, if the payment at maturity were less than $1,429.61, you would have a net loss in 2009.

THE COMPARABLE YIELD AND PROJECTED PAYMENT AMOUNTS DETERMINED ON THE ACTUAL TRADE DATE MAY DIFFER FROM THE HYPOTHETICAL VALUES STATED ABOVE. YOU ARE REQUIRED TO USE THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE PROVIDED AS OF THE ACTUAL TRADE DATE IN DETERMINING YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, UNLESS YOU TIMELY DISCLOSE AND JUSTIFY ON YOUR FEDERAL INCOME TAX RETURN THE USE OF A DIFFERENT COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED TO YOU FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, AND WE MAKE NO REPRESENTATIONS REGARDING THE AMOUNT OF CONTINGENT PAYMENTS WITH RESPECT TO THE NOTES.

If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If the Notes are listed on the American Stock Exchange, you may (but are not required to) allocate the difference pro rata to interest accruals over the remaining term of the Notes to the extent that the yield on the Notes, determined after taking into account amounts allocated to interest, is not less than the U.S. federal short-term rate. This rate is determined monthly by the U.S. Secretary of Treasury and is intended to approximate the average yield on short-term U.S. government obligations. The adjusted issue price of the Notes will equal the Notes' original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

If the adjusted issue price of the Notes is greater than the price you paid for the Notes, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. If the adjusted issue price of the Notes is less than the price you paid for the Notes, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield and the projected payment schedule for the Notes) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchased the Notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale or maturity of the Notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST
Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
For residents of Switzerland, for tax purposes, that portion of the annual interest payment representing interest, if any, shall be treated as income and that portion of the annual interest payment representing an option premium, if any, shall be treated as a capital gain.

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS

We, UBS Warburg LLC, UBS PaineWebber Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, the Plan will be deemed to have represented that an exemption to the prohibited transaction rule applies. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Warburg LLC and UBS PaineWebber Inc., and UBS Warburg LLC and UBS PaineWebber Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Warburg LLC and UBS PaineWebber Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Warburg LLC and UBS PaineWebber Inc. may resell Notes to securities dealers at a discount of up to -- % from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Warburg LLC, UBS PaineWebber Inc. or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-9
Historical Performance of the Index...  S-14
Valuation of the Notes................  S-19
Specific Terms of the Notes...........  S-20
Use of Proceeds and Hedging...........  S-26
Capitalization of UBS.................  S-27
Supplemental Tax Considerations.......  S-28
ERISA Considerations..................  S-31
Supplemental Plan of Distribution.....  S-32
PROSPECTUS
Prospectus Summary....................     3
Cautionary Note Regarding Forward-
  Looking Information.................     7
Where You Can Find More Information...     8
Incorporation of Information About
  UBS.................................     8
Presentation of Financial
  Information.........................     9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................    10
Capitalization of UBS.................    10
UBS...................................    11
Use of Proceeds.......................    13
Description of Notes We May Offer.....    14
Considerations Relating to Indexed
  Notes...............................    51
Considerations Relating to Notes
  Denominated or Payable In or Linked
  to a Non-U.S. Dollar Currency.......    54
U.S. Tax Considerations...............    57
Tax Considerations Under The Laws of
  Switzerland.........................    68
ERISA Considerations..................    69
Plan of Distribution..................    70
Validity of the Notes.................    72
Experts...............................    72

[UBS AG LOGO]

         PRINCIPAL
         PROTECTED NOTES

         UBS AG $ --
         NOTES LINKED TO THE
         DOW JONES INDUSTRIAL AVERAGE(SM) DUE MAY  -- , 2009

         PROSPECTUS SUPPLEMENT

         MAY  -- , 2002
         (TO PROSPECTUS DATED MAY 17, 2001)
         UBS WARBURG
         UBS PAINEWEBBER INC.